EXHIBIT 10.1

EMPLOYMENT AGREEMENT

P R E A M B L E

This Employment Agreement defines the essential terms and conditions of our employment relationship with you.  The subjects covered in the Agreement are vitally important to you and to the Company.  Thus, you should read the document carefully and ask any questions before signing the Agreement.

This EMPLOYMENT AGREEMENT between Carlyn Solomon (“Executive”) and Hill-Rom Holdings, Inc. (“Company”) is dated this 3rd day of October, 2014.

W I T N E S S E T H:

WHEREAS, the Company and its affiliated entities are engaged in the healthcare industry throughout the United States and abroad including, but not limited to, the design, manufacture, sale, service and rental of hospital beds and stretchers, hospital furniture, medical-related architectural products, specialty sleep surfaces (including therapeutic surfaces), air clearing devices, biomedical and asset management services, as well as other medical-related accessories, devices, products and services;

WHEREAS, the Company is willing to employ Executive in an executive or managerial position and Executive desires to be employed by the Company in such capacity based upon the terms and conditions set forth in this Agreement;

WHEREAS, in the course of the employment contemplated under this Agreement, it will be necessary for Executive to acquire and maintain knowledge of certain trade secrets and other confidential and proprietary information regarding the Company as well as any of its parent, subsidiary and/or affiliated entities (hereinafter jointly referred to as the “Companies”); and

WHEREAS, the Company and Executive (collectively referred to as the “Parties”) acknowledge and agree that the execution of this Agreement is necessary to memorialize the terms and conditions of their employment relationship as well as safeguard against the unauthorized disclosure or use of the Company’s confidential information and to otherwise preserve the goodwill and ongoing business value of the Company;

NOW THEREFORE, in consideration of Executive’s employment, the Company’s willingness to disclose certain confidential and proprietary information to Executive and the mutual covenants contained herein as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.
Employment.  As of Executive’s first date of employment with the Company (“Start Date”), as mutually agreed upon by the Company and Executive, but no later than November 30, 2014, the Executive agrees to serve as Chief Operating Officer of the Company, reporting to the Chief Executive Officer of the Company.  Executive agrees to perform all duties and responsibilities traditionally assigned to, or falling within the normal responsibilities of, an individual employed as Chief Operating Officer of the Company.  Executive also agrees to perform any and all additional duties or responsibilities consistent with such position as may be assigned by the Board of Directors or the Chief Executive Officer of the Company in its or his sole discretion.

2.
Efforts and Duty of Loyalty.  During the term of employment with the Company, Executive covenants and agrees to exercise reasonable efforts to perform all assigned duties in a diligent and professional manner and in the best interest of the Company.  Executive agrees to devote his full working time, attention, talents, skills and efforts to further the Company’s business interests.  Executive agrees not to engage in any outside business activity, whether or not pursued for gain, profit or other pecuniary advantage, without the express written consent of the Company.  Executive shall act at all times in accordance with the Company’s Code of Ethical Business Conduct, and all other applicable policies which may exist or be adopted by the Company from time to time.  The Executive may serve on other boards of directors as shall not interfere with the proper performance of his duties and obligations hereunder consistent with the Company’s Corporate Governance Standards for Board of Directors and applicable laws, with the prior consent of the Company.

3.
At-Will Employment.  Subject to the terms and conditions set forth below, Executive specifically acknowledges and accepts such employment on an “at-will” basis and agrees that both Executive and the Company retain the right to terminate this relationship at any time, with or without cause, for any reason not prohibited by applicable law upon notice as required by this Agreement.  Executive acknowledges that nothing in this Agreement is intended to create, nor should be interpreted to create, an employment contract for any specified length of time between the Company and Executive.

4.
Compensation.  For all services rendered by Executive on behalf of, or at the request of, the Company, in his capacity as Chief Operating Officer of the Company, Executive shall be compensated as follows from and after the Start Date, subject to withholding for payment of any and all applicable federal, state and local payroll and withholding taxes.

(a)
Base Salary.  For the services performed by him under this Agreement, the Company shall pay Executive a base salary of Six Hundred Thousand Dollars ($600,000) per year, pro-rated for the period which Executive serves (“Base Salary”).  The Base Salary shall be paid in the same increments as the Company’s normal payroll, but no less frequently than monthly and prorated for any period less than a full month.  Executive’s Base Salary shall be reviewed at least annually, with the initial review taking place during the fourth quarter of 2015.

(b)
STIC Bonus.  Incentive compensation, payable solely at the discretion of the Board of Directors of the Company, pursuant to the Company’s existing Incentive Compensation Program or any other program as the Company may establish from time to time in its sole discretion.  For each fiscal year, the annual performance bonus target will be not less than 80% of base salary earned during such fiscal year.  Bonus will be based upon the performance measure and objectives established by the Board from time to time, but ultimately subject to the Compensation and Management Development Committee’s (“CMDC”) discretion.  Minimum bonus will be 0% of target and maximum bonus will be 200% of target.

(c)
Sign-On Restricted Stock Units.  On the Start Date, Executive will receive an award with a value on the date of grant of $2,500,000 of restricted stock units (otherwise known as deferred stock awards) (“RSUs”) under the terms and conditions of a Stock Award Agreement and the related Company Stock Incentive Plan.  Such RSUs shall vest in equal increments on each of the first, second and third year anniversaries of the Start Date, respectively.

(d)
Cash Sign-On.  Executive will receive a cash sign-on payment of $500,000 prior to March 15, 2015.  Executive shall reimburse the $500,000 sign-on bonus to the Company, should Executive voluntarily resign his employment with the Company within twelve months of Executive's Start Date.

(e)
Long-Term Incentive Plan.  The Executive will be eligible to participate in the long-term incentive plan in place at the time and as authorized by the CMDC, at the time of the normal equity grant, with the first year’s value of 300% of base salary.  The Award is expected to be comprised of stock options and performance shares, in combination or exclusively, realizing the proportional mix may change over time in consultation with the Executive and the Board.

(f)
Retirement Plans.  Commencing on the Start Date, Executive will be entitled to participate in Company retirement plans (e.g., 401(k) Savings Plan and Supplemental Executive Retirement Plan) consistent with plans, programs or policies available to other senior executive officers of the Company and subject to satisfaction of any applicable eligibility requirements.

(g)
Other Benefits.  Commencing on the Start Date, Executive will be entitled to participate in and receive such additional benefits and perquisites, including health and welfare benefits (such as a Company-paid Executive physical examination) as are available to other senior executives of the Company and as the Board of Directors of Company may deem appropriate and as pre-approved by the Compensation and Management Development Committee of the Board.  From the Start Date through December 31, 2015, Executive will be entitled to 31 days of paid time off.  After 2015, Executive will be entitled to 26 days of paid time off.

(h)	Relocation. Company shall reimburse Executive for relocation costs in accordance with the Company's relocation policy.

5.
Changes to Compensation.  Notwithstanding anything contained herein to the contrary, Executive acknowledges that the Company specifically reserves the right to make changes to Executive’s compensation in its sole discretion including, but not limited to, modifying or eliminating a compensation component.  The Parties agree that such changes shall be deemed effective immediately and a modification of this Agreement unless, within thirty (30) days after receiving notice of such change, Executive exercises his right to terminate this Agreement without cause or for “Good Reason,” in the event Executive is not treated in a manner that is commensurate with the treatment of other senior executives of the Company, if applicable, as provided below in Paragraphs Nos. 9 and 11.

6.
Direct Deposit.  As a condition of employment, and within thirty (30) days of the Start Date of this Agreement, Executive agrees to make all necessary arrangements to have all sums paid pursuant to this Agreement direct deposited into one or more bank accounts as designated by Executive.

7.
Predecessor Employers.  Except as otherwise disclosed in writing to the Compensation Committee of the Board prior to the date hereof Executive warrants that he is not a party to any contract, restrictive covenant, or other agreement purporting to limit or otherwise adversely affecting his ability to secure employment with any third party.  Alternatively, should any such agreement exist, Executive warrants that the contemplated services to be performed hereunder will not violate the terms and conditions of any such agreement.

8.
Restricted Duties.  Executive agrees not to disclose, or use for the benefit of the Company, any confidential or proprietary information belonging to any predecessor employer(s) that otherwise has not been made public and further acknowledges that the Company has specifically instructed him not to disclose or use such confidential or proprietary information.  Based on his understanding of the anticipated duties and responsibilities hereunder, Executive acknowledges that such duties and responsibilities will not compel the disclosure or use of any such confidential and proprietary information.

9.
Termination Without Cause.  The Parties agree that either party may terminate this employment relationship at any time, without cause, upon sixty (60) days’ advance written notice or, if terminated by the Company, pay in lieu of notice (hereinafter referred to as “notice pay”).  In such event, Executive shall only be entitled to such compensation, benefits and perquisites that have been paid or fully accrued as of the effective date of his separation and as otherwise explicitly set forth in this Agreement.  However, in no event shall Executive be entitled to notice pay if Executive is eligible for and accepts severance payments pursuant to the provisions of Paragraphs 16 and 17, below.  Notice pay shall be paid as if the Executive remained on payroll, subject to Paragraph 14 hereof.

10.
Termination With Cause.  Executive’s employment may be terminated by the Company at any time “for cause” without notice or prior warning.  For purposes of this Agreement, “cause” shall mean the Company’s good faith determination that Executive has:

(a)
Acted with gross neglect or willful misconduct in the discharge of his duties and responsibilities, or refused to follow or comply with the lawful direction of the Board of Directors of the Company, the Chief Executive Officer or the terms and conditions of this Agreement providing such refusal is not based primarily on Executive’s good faith compliance with applicable legal or ethical standards.

(b)
Acquiesced or participated in any conduct that is dishonest, fraudulent, illegal, unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Board of Directors’ reasonable opinion, to cause the Company, its officers or its directors significant embarrassment or ridicule;

(c)	Violated a material requirement of any Company policy or procedure, specifically including a violation of the Company’s Code of Ethics or Associate Policy Manual;

(d)	Disclosed without proper authorization any trade secrets or other Confidential Information (as defined herein);

(e)
Engaged in any act that, in the reasonable opinion of the Board of Directors of the Company would hold the Company, its officers or directors up to probable civil or criminal liability, provided that, if Executive acts in good faith for compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for cause;

(f)	Breached the warranties of Executive set forth in Paragraph 7 herein; or

(g)	Engaged in such other conduct recognized at law as constituting cause.

Upon the occurrence or discovery of any event specified above, the Company shall have the right to terminate Executive’s employment, effective immediately, by providing notice thereof to Executive without further obligation to him other than accrued wages or other accrued wages, deferred compensation or other accrued benefits of employment (collectively referred to herein as “Accrued Obligations”), which shall be paid in accordance with the Company’s past practice and applicable law.  To the extent any violation of this Paragraph is capable of being promptly cured by Executive (or cured within a reasonable period to the Company’s satisfaction), the Company agrees to provide Executive with a reasonable opportunity to so cure such defect.  Absent written mutual agreement otherwise, the Parties agree in advance that it is not possible for Executive to cure any violations of sub-paragraphs (b), (d) or (f) and, therefore, no opportunity for cure need be provided in those circumstances.  Notwithstanding the foregoing, the Company may not terminate the Executive’s employment for cause unless (A) a determination that cause exists is made and approved by a majority of the Company’s Board, (B) if the circumstance giving rise to the issue are capable of being cured the Executive is given at least ten (10) days’ written notice of the Board meeting called to make such determination, and (C) the Executive is given the opportunity to address such meeting.

11.
Termination by Executive for Good Reason.  Executive may terminate his employment and declare this Agreement to have been terminated “without cause” by the Company (and, therefore, for “Good Reason”) upon the occurrence, without Executive’s consent, of any of the following circumstances:

(a)	The assignment to Executives of duties that are materially inconsistent with Executive’s position as Chief Operating Officer;

(b)	The failure to elect or reelect Executive as Chief Operating Officer of the Company (unless such failure is related in any way to the Company’s decision to terminate Executive for cause);

(c)
A reduction by the Company in the amount of Executive’s base salary or the discontinuation or reduction by the Company of Executive’s participation at previously existing levels of eligibility in any incentive compensation, additional compensation or equity programs, benefits, policies or perquisites; provided, however, that the Company may make such changes and/or reductions without implicating the provisions of this subsection (c) so long as Executive is treated in a manner that is commensurate with the treatment of other senior executives of the Company;

(d)	A failure by the Company to perform its obligations under this Employment Agreement,

which, in each of subsections (a) through (d) above, is not remedied by the Company within thirty (30) days of receipt of written notice of such event or breach delivered by Executive to the Company within ninety (90) days of the occurrence of the event.  Any termination of employment by the Executive shall be within sixty (60) days of the end of the cure period.

12.
Termination Due to Death or Disability.  In the event Executive dies or suffers a disability (as defined herein) during the term of employment, this Agreement shall automatically be terminated on the date of such death or disability without further obligation on the part of the Company other than the Accrued Obligations (as defined in Section 10) except that Executive will be immediately vested in the Supplemental Executive Retirement Plan, which shall be paid in accordance with the award agreements, benefits plans, past practice and applicable law.  For purposes of this Agreement, Executive shall be considered to have suffered a “disability”:  (i) upon a good faith determination by Company that, as a result of any mental or physical impairment, Executive is and will likely remain unable to perform the essential functions of his duties or responsibilities hereunder on a full-time basis for one hundred eighty (180) days, with or without reasonable accommodation, or (ii) Executive becomes eligible for or receives any benefits pursuant to the Company’s long-term disability policy.  Notwithstanding anything expressed or implied above to the contrary, the Company agrees to fully comply with its obligations under the Family and Medical Leave Act of 1993 and the Americans with Disabilities Act as well as any other applicable federal, state, or local law, regulation, or ordinance governing the provision of leave to individuals with serious health conditions or the protection of individuals with disabilities as well as the Company’s obligation to provide reasonable accommodation thereunder.

13.	Reaffirmation. Upon termination of Executive’s employment for any reason, Executive agrees, if requested to reaffirm in writing his post-employment obligation as set forth in this Agreement.

14.
Code Section 409A Notification.  Executive acknowledges that he has been advised of the American Jobs Creation Act of 2004, which includes Internal Revenue Code Section 409A, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and which also significantly changed the taxation of nonqualified deferred compensation plans and arrangements.

(a)
The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in accordance therewith.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” and with regard to which an exemption from such section does not apply, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 14 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)
For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.  In no event shall the timing of Executive’s execution of the Separation and Release Agreement, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Separation and Release Agreement could be made in more than one taxable year, payment shall be made in the later taxable year.

15.
Code Section 409A Acknowledgement.  Executive acknowledges that, notwithstanding anything contained herein to the contrary, both Parties shall be independently responsible for assessing their own risks and liabilities under Code Section 409A that may be associated with any payment made under the terms of this Agreement or any other arrangement which may be deemed to trigger Code Section 409A.  Further, the Parties agree that each shall independently bear responsibility for any and all taxes, penalties or other tax obligations as may be imposed upon them in their individual capacity as a matter or law.

16.
Severance Payments.  In the event Executive’s employment is terminated by the Company without cause (including by Executive for Good Reason), and subject to the normal terms and conditions imposed by the Company as set forth herein and in the attached Separation and Release Agreement (Exhibit A), Executive shall be eligible to receive severance pay based upon his base salary at the time of termination for a period of twelve (12) months and the Sign-On RSUs set forth in paragraph 4(c) herein, to the extent not previously vested, will be deemed to have been one-third vested in the event Executive’s employment is terminated before the first anniversary of his Start Date, two-thirds vested if the Executive is terminated after the first anniversary of his Start Date but before the second anniversary of his Start Date and fully vested if the Executive is terminated after the second anniversary of his Start Date, and such shares shall be delivered to Executive promptly thereafter, but in any event, by March 15 of the calendar year following such termination.  Executive will be immediately vested in the Supplemental Executive Retirement Plan.  Additionally, the Company shall arrange for the Executive to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for the Executive (including any required active employee contribution) immediately prior to such termination, in the health and similar welfare benefits provided to the Executive until the earlier of (i) the end of the 12 month period beginning on the effective date of the termination of Executive’s employment hereunder, or (ii) such time as the Executive is eligible to be covered by comparable benefits of a subsequent employer.  The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any health or welfare plans of another employer.  The foregoing severance rights and obligations shall not exist if Executive voluntarily leaves the Company’s employ without “Good Reason” (as defined above) or is terminated for “cause” (as defined above).

17.
Severance Payment Terms and Conditions.  No severance pay shall be paid if Executive voluntarily leaves the Company’s employ without Good Reason, as defined above, or is terminated for cause.  Any severance pay made payable under this Agreement shall be paid in lieu of, and not in addition to, any other contractual, notice or statutory pay or other accrued compensation obligation (excluding accrued wages and deferred compensation).  Additionally, such severance pay is contingent upon Executive materially complying with the restrictive covenants contained herein and executing a Separation and Release Agreement in a form not substantially different from that attached as Exhibit A. Further, the Company’s obligation to provide severance hereunder shall be deemed null and void should Executive fail or refuse to execute and deliver to the Company the Company’s then-standard Separation and Release Agreement (without modification, and which shall not include any restrictive covenants not contained herein and shall not change the Company’s indemnification/liability insurance obligations set forth herein or elsewhere) within any time period as may be prescribed by law or, in absence thereof, twenty-one (21) days after the Executive’s Effective Termination Date.  Except as required by Code Section 409A, the above severance pay shall be paid in accordance with the Company’s standard payroll practices (e.g. bi-weekly), except no payment shall be made until after the Separation and Release Agreement becomes effective and the first payment thereafter shall include any missed payment.  Notwithstanding the foregoing, if any execution and revocation period overlap two calendar years, payments will be paid in the second (2nd) calendar year.  Amounts that are nonqualified deferred compensation under Code Section 409A that would otherwise be payable during the six (6) month period immediately following termination shall be paid, with interest, settled, made, or provided, on the expiration of the Delay Period.  Notwithstanding, the foregoing Section is subject to the provisions of Code Section 409A.

18.	Assignment of Rights.

(a)
Copyrights.  Executive agrees that all works of authorship fixed in any tangible medium of expression by him during the term of this Agreement relating to the Company’s business (“Works”), either solely or jointly with others, shall be and remain exclusively the property of the Company.  Each such Work created by Executive is a “work made for hire” under the copyright law and the Company may file applications to register copyright in such Works as author and copyright owner thereof.  If, for any reason, a Work created by Executive is excluded from the definition of a “work made for hire” under the copyright law, then Executive does hereby assign, sell, and convey to the Company the entire rights, title, and interests in and to such Work, including the copyright therein, to the Company.  Executive will execute any documents that the Company deems necessary in connection with the assignment of such Work and copyright therein.  Executive will take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on Works created by Executive to secure or aid in securing copyright protection in such Works and will assist the Company or its nominees in filing applications to register claims of copyright in such Works.  The Company shall have free and unlimited access at all times to all Works and all copies thereof and shall have the right to claim and take possession on demand of such Works and copies.

(b)
Inventions.  Executive agrees that all discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective product, process, or service of the Company (“Inventions”) that Executive conceives or makes during the term of this Agreement relating to the Company’s business, shall become and remain the exclusive property of the Company, whether patentable or not, and Executive will, without royalty or any other consideration:

(i)	Inform the Company promptly and fully of such Inventions by written reports, setting forth in detail the procedures employed and the results achieved;

(ii)
Assign to the Company all of his rights, title, and interests in and to such Inventions, any applications for United States and foreign Letters Patent, any United States and foreign Letters Patent, and any renewals thereof granted upon such Inventions;

(iii)	Assist the Company or its nominees, at the expense of the Company, to obtain such United States and foreign Letters Patent for such Inventions as the Company may elect; and

(iv)
Execute, acknowledge, and deliver to the Company at the Company’s expense such written documents and instruments, and do such other acts, such as giving testimony in support of his inventorship, as may be necessary in the opinion of the Company, to obtain and maintain United States and foreign Letters Patent upon such Inventions and to vest the entire rights and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions, patent applications, and patents.

19.
Company Property.  All records, files, drawings, documents, data in whatever form, business equipment (including computers, PDAs, cell phones, etc.), and the like relating to, or provided by, the Company shall be and remain the sole property of the Company.  Upon termination of employment, Executive shall immediately return to the Company all such items without retention of any copies and without additional request by the Company.  De minimis items such as pay stubs, 401(k) plan summaries, employee bulletins, and the like are excluded from this requirement.  Executive may retain his address books to the extent they only contain contact information.

20.
Confidential Information.  Executive acknowledges that the Company and its affiliated entities (herein collectively referred to as “Companies”) possess certain trade secrets as well as other confidential and proprietary information which they have acquired or will acquire at great effort and expense.  Such information may include, without limitation, confidential information, whether in tangible or intangible form, regarding the Companies’ products and services, marketing strategies, business plans, operations, costs, current or prospective customer information (including customer identities, contacts, requirements, creditworthiness, preferences, and like matters), product concepts, designs, prototypes or specifications, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies’ business(es) (collectively referred to herein as “Confidential Information”).  Executive further acknowledges that, as a result of his employment with the Company, Executive will have access to, will become acquainted with, and/or may help develop, such Confidential Information.  Confidential Information shall not include information readily available in the public so long as such information was not made available through fault of Executive or wrong doing by any other individual.

21.
Restricted Use of Confidential Information.  Executive agrees that all Confidential Information is and shall remain the sole and exclusive property of the Company and/or its affiliated entities.  Except as may be expressly authorized by the Company in writing, or other than in the course of the Executive’s employment and for the benefit of the Company, Executive agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party while employed by the Company and for as long thereafter as such information remains confidential (or as limited by applicable law).  Further, Executive agrees to use such Confidential Information only in the course of Executive’s duties in furtherance of the Company’s business and agrees not to make use of any such Confidential Information for Executive’s own purposes or for the benefit of any other entity or person.  The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to the Executive; (b) becomes generally known to the public subsequent  to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (c) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

22.
Acknowledged Need for Limited Restrictive Covenants.  Executive acknowledges that the Companies have spent and will continue to expend substantial amounts of time, money and effort to develop their business strategies, Confidential Information, customer identities and relationships, goodwill and Executive relationships, and that Executive will benefit from these efforts.  Further, Executive acknowledges the inevitable use of, or near-certain influence by his knowledge of, the Confidential Information disclosed to Executive during the course of employment if allowed to compete against the Company in an unrestricted manner and that such use would be unfair and extremely detrimental to the Company.  Accordingly, based on these legitimate business reasons, Executive acknowledges each of the Companies’ need to protect their legitimate business interests by reasonably restricting Executive’s ability to compete with the Company on a limited basis.

23.	Non-Solicitation. During Executive’s employment and for a period of twenty-four (24) months thereafter, Executive agrees not to directly or indirectly engage in the following prohibited conduct:

(a)	Solicit, offer products or services to, or accept orders for, any Competitive Products or otherwise transact any competitive business on behalf of any Competitor;

(b)
Attempt on behalf of any Competitor to entice or otherwise cause any third party to withdraw, curtail or cease doing business with the Company (or any Affiliate thereof), specifically including customers, vendors, independent contractors and other third party entities;

(c)
Except in the course of the Executive’s employment and for the benefit of the Company, disclose to any person or entity the identities, contacts or preferences of any customers of the Company (or any Affiliate thereof), or the identity of any other persons or entities having business dealings with the Company (or any Affiliate thereof);

(d)
Induce any individual who has been employed by or had provided services to the Company (or any Affiliate thereof) within the six (6) month period immediately preceding the effective date of Executive’s separation to terminate such relationship with the Company (or any Affiliate thereof);

(e)
Assist, coordinate or otherwise offer employment to, accept employment inquiries from, or employ any individual who is or had been employed by the Company (or any Affiliate thereof) at any time within the six (6) month period immediately preceding such offer, or inquiry;

(f)
Communicate or indicate in any way to any customer of the Company (or any Affiliate thereof), prior to formal separation from the Company, any interest, desire, plan, or decision to separate from the Company; other than by way of long term retirement plans; or

(g)
Otherwise attempt on behalf of any Competitor to directly or indirectly interfere with the Company’s business, the business of any of the Companies or their relationship with their employees, consultants, independent contractors or customers.

24.
Limited Non-Compete.  For the above-stated reasons, and as a condition of employment to the fullest extent permitted by law, Executive agrees during the Relevant Non-Compete Period not to directly or indirectly engage in the following competitive activities:

(a)
Executive shall not have any ownership interest in, work for, advise, consult, or have any business connection or business or employment relationship in any competitive capacity with any Competitor unless Executive provides written notice to the Company of such relationship prior to entering into such relationship and, further, provides sufficient written assurances to the Company’s satisfaction that such relationship will not, jeopardize the Company’s legitimate interests or otherwise violate the terms of this Agreement;

(b)	Executive shall not engage in any research, development, production, sale or distribution of any Competitive Products on behalf of a Competitor;

(c)	Executive shall not market, sell, or otherwise offer or provide any Competitive Products within any Geographic Territory on behalf of a Competitor;

(d)	Executive shall not distribute, market, sell or otherwise offer or provide any Competitive Products to any customer of the Company on behalf of a Competitor.

25.	Non-Compete Definitions. For purposes of this Agreement, the Parties agree that the following terms shall apply:

(a)	“Affiliate” includes any parent, subsidiary, joint venture, sister company, or other entity controlled, owned, managed or otherwise associated with the Company;

(b)
“Assigned Customer Base” shall include all accounts or customers formally assigned to Executive within a given territory or geographical area or contacted by him at any time during the eighteen (18) month period preceding Executive’s date of separation;

(c)
“Competitive Products” shall include any product or service that directly or indirectly competes with, is substantially similar to, or serves as a reasonable substitute for, any product or service in research, development or design, or manufactured, produced, sold or distributed by the Company;

(d)
“Competitor” shall mean the list of seven (7) companies on Exhibit B, which can be changed at any time prior to 90 days before termination of employment by or of Executive by written notice to Executive, so long as the list does not exceed fifteen (15) companies and each of which is a material competitor of the Company.

(e)
“Geographic Territory” shall include any territory in which the Company has provided any services or sold any products at any time during the twenty-four (24) month period preceding Executive’s date of separation;

(f)
“Relevant Non-Compete Period” shall include the period of Executive’s employment with the Company as well as a period of twenty-four (24) months after such employment is terminated, regardless of the reason for such termination provided, however, that this period shall be reduced to the greater of (i) twelve (12) months or (ii) the total length of Executive’s employment with the Company, including employment with any parent, subsidiary or affiliated entity, if such employment is less than twenty-four (24) months;

(g)
“Directly or indirectly” shall be construed such that the foregoing restrictions shall apply equally to Executive whether performed individually or as a partner, shareholder, officer, director, manager, Executive, salesperson, independent contractor, broker, agent, or consultant for any other individual, partnership, firm, corporation, company, or other entity engaged in such conduct.

26.
Consent to Reasonableness.  In light of the above-referenced concerns, including Executive’s knowledge of and access to the Companies’ Confidential Information, Executive acknowledges that the terms of the foregoing restrictive covenants are reasonable and necessary to protect the Company’s legitimate business interests and will not unreasonably interfere with Executive’s ability to obtain alternate employment.  As such, Executive hereby agrees that such restrictions are valid and enforceable, and affirmatively waives any argument or defense to the contrary.  Executive acknowledges that this limited noncompetition provision is not an attempt to prevent Executive from obtaining other employment in violation of IC § 22-5-3-1 or any other similar statute.  Executive further acknowledges that the Company may need to take action, including litigation, to enforce this limited non-competition provision, which efforts the Parties stipulate shall not be deemed an attempt to prevent Executive from obtaining other employment.

27.
Survival of Restrictive Covenants.  Executive acknowledges that the above restrictive covenants shall survive the termination of this Agreement and the termination of Executive’s employment for any reason.  Executive further acknowledges that any alleged breach by the Company of any contractual, statutory or other obligation shall not excuse or terminate the obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief.  Rather, Executive acknowledges that such obligations are independent and separate covenants undertaken by Executive for the benefit of the Company.

28.	[Intentionally Omitted]

29.
Post-Termination Notification.  For the duration of his Relevant Non-compete Period or other restrictive covenant period, which ever is longer, Executive agrees to promptly notify the Company no later than five (5) business days of his acceptance of any employment or consulting engagement.  Such notice shall include sufficient information to ensure Executive compliance with his non-compete obligations and must include at a minimum the following information:  (i) the name of the employer or entity for which he is providing any consulting services; (ii) a description of his intended duties as well as (iii) the anticipated start date.  Such information is required to ensure Executive’s compliance with his non-compete obligations as well as all other applicable restrictive covenants.  Such notice shall be provided in writing to the Office of Vice President and General Counsel of the Company at 1069 State Road 46 E, Batesville, Indiana 47006.  Failure to timely provide such notice shall be deemed a material breach of this Agreement and entitle the Company to return of any severance paid to Executive plus attorneys’ fees.  Executive further consents to the Company’s notification to any new employer of Executive’s rights and obligations under this Agreement.

30.
Scope of Restrictions.  If the scope of any restriction contained in any preceding paragraphs of this Agreement is deemed too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

31.
Specific Enforcement/Injunctive Relief.  Executive agrees that it would be difficult to measure any damages to the Company from a breach of the above-referenced restrictive covenants, but acknowledges that the potential for such damages would be great, incalculable and irremediable, and that monetary damages alone would be an inadequate remedy.  Accordingly, Executive agrees that the Company shall be entitled to immediate injunctive relief against such breach, or threatened breach, in any court having jurisdiction.  In addition, if Executive violates any such restrictive covenant, Executive agrees that the period of such violation shall be added to the term of the restriction.  In determining the period of any violation, the Parties stipulate that in any calendar month in which Executive engages in any activity in violation of such provisions, Executive shall be deemed to have violated such provision for the entire month, and that month shall be added to the duration of the non-competition provision.  Executive acknowledges that the remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages.  Executive further agrees that the Company shall be entitled to an award of all costs and attorneys’ fees incurred by it in any attempt to enforce the terms of this Agreement if the Company prevails.

32.
Publicly Traded Stock.  The Parties agree that nothing contained in this Agreement shall be construed to prohibit Executive from investing his personal assets in any stock or corporate security traded or quoted on a national securities exchange or national market system provided, however, such investments do not require any services on the part of Executive in the operation or the affairs of the business or otherwise violate the Company’s Code of Ethics.

33.
Notice of Claim and Contractual Limitations Period.  Executive acknowledges the Company’s need for prompt notice, investigation, and resolution of any claims that may be filed against it due to the number of relationships it has with employees and others (and due to the turnover among such individuals with knowledge relevant to any underlying claim).  Accordingly, Executive agrees prior to initiating any litigation of any type (including, but not limited to, employment discrimination litigation, wage litigation, defamation, or any other claim) to notify the Company, within One Hundred and Eighty (180) days after the claim accrued, by sending a certified letter addressed to the Company’s General Counsel setting forth:  (i) claimant’s name, address, and phone; (ii) the name of any attorney representing Executive; (iii) the nature of the claim; (iv) the date the claim arose; and (v) the relief requested.  This provision is in addition to any other notice and exhaustion requirements that might apply.  For any dispute or claim of any type against the Company (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim), Executive must commence legal action within the shorter of one (1) year of accrual of the cause of action or such shorter period that may be specified by law.

34.
Non-Jury Trials.  Notwithstanding any right to a jury trial for any claims, Executive waives any such right to a jury trial, and agrees that any claim of any type (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim) lodged in any court will be tried, if at all, without a jury.

35.
Choice of Forum.  Executive acknowledges that the Company is primarily based in Indiana, and Executive understands and acknowledges the Company’s desire and need to defend any litigation against it in Indiana.  Accordingly, the Parties agree that any claim of any type brought by Executive against the Company or any of its employees or agents must be maintained only in a court sitting in Marion County, Indiana, or Ripley County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division.  Executive further understands and acknowledges that in the event the Company initiates litigation against Executive, the Company may need to prosecute such litigation in such state where the Executive is subject to personal jurisdiction.  Accordingly, for purposes of enforcement of this Agreement, Executive specifically consents to personal jurisdiction in the State of Indiana.

36.
Choice of Law.  This Agreement shall be deemed to have been made within the County of Ripley, State of Indiana and shall be interpreted and construed in accordance with the laws of the State of Indiana.  Any and all matters of dispute of any nature whatsoever arising out of, or in any way connected with the interpretation of this Agreement, any disputes arising out of the Agreement or the employment relationship between the Parties hereto, shall be governed by, construed by and enforced in accordance with the laws of the State of Indiana without regard to any applicable state’s choice of law provisions.

37.	Titles. Titles are used for the purpose of convenience in this Agreement and shall be ignored in any construction of it.

38.
Severability.  The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in effect and be enforced to the fullest extent permitted by law.  Further, should any particular clause, covenant, or provision of this Agreement be held unreasonable or contrary to public policy for any reason, the Parties acknowledge and agree that such covenant, provision or clause shall automatically be deemed modified such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

39.
Assignment-Notices.  The rights and obligations of the Company under this Agreement shall inure to its benefit, as well as the benefit of its parent, subsidiary, successor and affiliated entities, and shall be binding upon the successors and assigns of the Company.  This Agreement, being personal to Executive, cannot be assigned by Executive, but his personal representative shall be bound by all its terms and conditions.  Any notice required hereunder shall be sufficient if in writing and mailed to the last known residence of Executive or to the Company at its principal office with a copy mailed to the Office of the General Counsel.

40.
Amendments and Modifications.  Except as specifically provided herein, no modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding upon the Company or Executive unless in writing and signed by both Parties.  The waiver by the Company or Executive of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.  Nothing in this Agreement shall be construed as a limitation upon the Company’s right to modify or amend any of its manuals or policies in its sole discretion and any such modification or amendment which pertains to matters addressed herein shall be deemed to be incorporated herein and made a part of this Agreement.

41.
Outside Representations.  Executive represents and acknowledges that in signing this Agreement he does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

42.	Other Remedies. The Executive agrees to execute and be bound by the terms and conditions of the Company’s Limited Recapture Agreement, and any applicable laws, rules and regulations.

43.
Voluntary and Knowing Execution.  Executive acknowledges that he has been offered a reasonable amount of time within which to consider and review this Agreement; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has entered into this Agreement knowingly and voluntarily, with the assistance of counsel.

44.
Liability Insurance.  The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and non independent director.

45.
Attorney’s Fees.  The Company shall promptly pay the Executive’s reasonable costs of entering into this Agreement, including the reasonable fees and expenses of the Executive’s counsel and other professionals, up to a maximum of $10,000.

46.
Entire Agreement.  This Agreement constitutes the entire employment agreement between the Parties hereto concerning the subject matter hereof and shall supersede all prior and contemporaneous agreements between the Parties in connection with the subject matter of this Agreement.  Any pre-existing Employment Agreements shall be deemed null and void.  Nothing in this Agreement, however, shall affect any separately-executed written agreement addressing any other issues.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the day and year first above written.

EXECUTIVE		HILL-ROM HOLDINGS, INC.

Signed:	/s/ Carlyn Solomon	By:	/s/ John Greisch

Printed:	Carlyn Solomon	Title:	President & CEO

Dated:	October 3, 2014	Dated:	October 3, 2014

CAUTION:  READ BEFORE SIGNING

Exhibit A

SAMPLE SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION and RELEASE AGREEMENT (“Agreement”) is entered into by and between EMPLOYEE’S FULL NAME(“Executive”) and Hill-Rom Holdings, Inc. (together with its subsidiaries and affiliates, the “Company”).  To wit, the Parties agree as follows:

1.
Executive’s active employment by the Company shall terminate effective [date of termination](Executive’s “Effective Termination Date”).  Except as specifically provided by this Agreement, or in any other non-employment agreement that may exist between the Company and Executive, Executive agrees that the Company shall have no other obligations or liabilities to him/her following his/her Effective Termination Date and that his/her receipt of the Severance Benefits provided herein shall constitute a complete settlement, satisfaction and waiver of any and all claims he/she may have against the Company.

2.
Executive further submits, and the Company hereby accepts, his resignation as an Executive, officer and director, as of his Effective Termination Date for any position he may hold.  The Parties agree that this resignation shall apply to all such positions Executive may hold with the Company or any parent, subsidiary or affiliated entity thereof.  Executive agrees to execute any documents needed to effectuate such resignation.  Executive further agrees to take whatever steps are necessary to facilitate and ensure the smooth transition of his duties and responsibilities to others.

3.	The Company agrees to provide Executive severance pay on the termination of his employment, as provided for in his Employment Agreement.

4.
The Company further agrees to provide Executive with limited out-placement counseling with a company of its choice provided that Executive participates in such counseling immediately following termination of employment.  Notwithstanding anything in this Section 4 to the contrary, the out-placement counseling shall not be provided after the last day of the second calendar year following the calendar year in which termination of employment occurs.

5.
As of his/her Effective Termination Date, Executive will become ineligible to participate in the Company’s health insurance program and continuation of coverage requirements under COBRA (if any) will be triggered at that time.  The medical insurance provided herein does not include any disability coverage.

6.	Intentionally omitted

7.
In exchange for the foregoing Severance Benefits, EMPLOYEE FULL NAME on behalf of himself/herself, his/her heirs, representatives, agents and assigns hereby RELEASES, INDEMNIFIES, HOLDS HARMLESS, and FOREVER DISCHARGES (i) Company Name.  (ii) its parent, subsidiary or affiliated entities, (iii) in such capacity, all of their present or former directors, officers, Executives, shareholders, and agents, as well as, (iv) all predecessors, successors and assigns thereof from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had through the effective date of this Agreement.

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8.
Without limiting the generality of the foregoing release, it shall include:  (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties’ employment relationship, including any claims Executive may have under the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C §§ 12,101 et seq.; the Fair Labor Standards Act 29 U.S.C. §§ 201 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Sarbanes-Oxley Act of 2002, specifically including the Corporate and Criminal Fraud Accountability Act, 18 U.S.C. §1514,A et seq.; and any other federal, state or local law governing the Parties’ employment relationship; (ii) any claims on account of, arising out of or in any way connected with Executive’s employment with the Company or leaving of that employment; (iii) any claims alleged or which could have been alleged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any Executive, officer, director, agent or other representative of the Company; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer’s right to separate its Executives; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) wrongful discharge, (d) just cause dismissal, (e) defamation, (f) interference with contract or business relationship or (g) negligent or intentional infliction of emotional distress.

9.
Executive further agrees and covenants not to sue the Company or any entity or individual subject to the foregoing General Release with respect to any claims, demands, liabilities or obligations release by this Agreement provided, however, that nothing contained in this Agreement shall:

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(a)	prevent Executive from filing an administrative charge with the Equal Employment Opportunity Commission or any other federal state or local agency; or

(b)
prevent employee from challenging, under the Older Worker’s Benefit Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of his/her release of any age claims in this Agreement in court or before the Equal Employment Opportunity Commission.

10.
Notwithstanding his/her right to file an administrative charge with the EEOC or any other federal, state, or local agency, Executive agrees that with his/her release of claims in this Agreement, he/she has waived any right he/she may have to recover monetary or other personal relief in any proceeding based in whole or in part on claims released by him/her in this Agreement.  For example, Executive waives any right to monetary damages or reinstatement if an administrative charge is brought against the Company whether by Executive, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency.  Further, with his/her release of claims in this Agreement, Executive specifically assigns to the Company his/her right to any recovery arising from any such proceeding.

11.
The Parties acknowledge that it is their mutual and specific intent that the above waiver fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing release of claims.  Accordingly, Executive hereby acknowledges that:

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(a)	He/she has carefully read and fully understands all of the provisions of this Agreement and that He/she has entered into this Agreement knowingly and voluntarily;

(b)
The Severance Benefits offered in exchange for Executive’s release of claims exceed in kind and scope that to which he/she would have otherwise been legally entitled absent the execution of this Agreement;

(c)	Prior to signing this Agreement, Executive had been advised, and is being advised by this Agreement, to consult with an attorney of his/her choice concerning its terms and conditions; and

(d)	He/she has been offered at least [twenty-one (21)/forty-five (45)] days within which to review and consider this Agreement.

12.
The Parties agree that this Agreement shall not become effective and enforceable until the date this Agreement is signed by both Parties or seven (7) calendar days after its execution by Executive, whichever is later.  Executive may revoke this Agreement for any reason by providing written notice of such intent to the Company within seven (7) days after he/she has signed this Agreement, thereby forfeiting Executive’s right to receive any Severance Benefits provided hereunder and rendering this Agreement null and void in its entirety.

13.
The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Executive’s rights or claims that may arise after he/she signs this Agreement.  It is further understood by the Parties that nothing in this Agreement shall affect any rights Executive may have under any Company sponsored Deferred Compensation Program, Executive Life Insurance Bonus Plan, Stock Grant Award, Stock Option Grant, Restricted Stock Unit Award, Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the date of his/her termination, such items to be governed exclusively by the terms of the applicable agreements or plan documents.

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14.
Similarly, notwithstanding any provision contained herein to the contrary, this Agreement shall not constitute a waiver or release or otherwise affect Executive’s rights with respect to any vested benefits, any rights he/she has to benefits which can not be waived by law, any coverage provided under any Directors and Officers (“D&O”) policy, any rights Executive may have under any indemnification agreement he/she has with the Company prior to the date hereof, any rights he/she has as a shareholder, or any claim for breach of this Agreement, including, but not limited to the benefits promised by the terms of this Agreement.

15.
[Option A] Executive acknowledges that his/her termination and the Severance Benefits offered hereunder were based on an individual determination and were not offered in conjunction with any group termination or group severance program and waives any claim to the contrary.

[Option B] Executive represents and agrees that he/she has been provided relevant cohort information based on the information available to the Company as of the date this Agreement was tendered to Executive.  This information is attached hereto as Exhibit A.  The Parties acknowledge that simply providing such information does not mean and should not be interpreted to mean that the Company was obligated to comply with 29 C.F.R. § 1625.22(f).

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16.
Executive hereby affirms and acknowledges his/her continued obligations to comply with the post-termination covenants contained in his/her Employment Agreement, including but not limited to, the non-compete, trade secret and confidentiality provisions.  Executive acknowledges that a copy of the Employment Agreement has been attached to this Agreement as Exhibit A [B] or has otherwise been provided to him/her and, to the extent not inconsistent with the terms of this Agreement or applicable law, the terms thereof shall be incorporated herein by reference.  Executive acknowledges that the restrictions contained therein are valid and reasonable in every respect and are necessary to protect the Company’s legitimate business interests.  Executive hereby affirmatively waives any claim or defense to the contrary.

17.
Executive acknowledges that the Company as well as its parent, subsidiary and affiliated companies (“Companies” herein) possess, and he/she has been granted access to, certain trade secrets as well as other confidential and proprietary information that they have acquired at great effort and expense.  Such information includes, without limitation, confidential information regarding products and services, marketing strategies, business plans, operations, costs, current or, prospective customer information (including customer contacts, requirements, creditworthiness and like matters), product concepts, designs, prototypes or specifications, regulatory compliance issues, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies’ business (collectively referred to herein as “Confidential Information”).

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18.
Executive agrees that all such Confidential Information is and shall remain the sole and exclusive property of the Company.  Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, Executive agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party for as long thereafter as such information remains confidential (or as limited by applicable law) and agrees not to make use of any such Confidential Information for Executive’s own purposes or for the benefit of any other entity or person.  The Parties acknowledge that Confidential Information shall not include any information that is otherwise made public through no fault of Executive or other wrong doing.  The foregoing shall not apply to information that the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

19.
On or before Executive’s Effective Termination Date or per the Company’s request, Executive agrees to return the original and all copies of all things in his/her possession or control relating to the Company or its business, including but not limited to any and all contracts, reports, memoranda, correspondence, manuals, forms, records, designs, budgets, contact information or lists (including customer, vendor or supplier lists), ledger sheets or other financial information, drawings, plans (including, but not limited to, business, marketing and strategic plans), personnel or other business files, computer hardware, software, or access codes, door and file keys, identification, credit cards, pager, phone, and any and all other physical, intellectual, or personal property of any nature that he/she received, prepared, helped prepare, or directed preparation of in connection with his/her employment with the Company.  Nothing contained herein shall be construed to require the return of any non-confidential and de minimis items regarding Executive’s pay, benefits or other rights of employment such as pay stubs, W-2 forms, 401(k) plan summaries, benefit statements, etc.  Additionally, Executive may retain his address books to the extent they only contain contact information.

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20.
Executive hereby consents and authorizes the Company to deduct as an offset from the above-referenced severance payments, so long as the deduction is not taken from nonqualified deferred compensation under the definition of Code Section 409A, the value of any Company property not returned or returned in a damaged condition as well as any monies paid by the Company on Executive’s behalf (e.g., payment of any outstanding American Express bill).

21.
Executive agrees to cooperate with the Company in connection with any pending or future litigation, proceeding or other matter which has been or may be brought against or by the Company before any agency, court, or other tribunal and concerning or relating in any way to any matter falling within Executive’s knowledge or former area of responsibility.  Executive agrees to immediately notify the Company, through the Office of the General Counsel, in the event he/she is contacted by any outside attorney (including paralegals or other affiliated parties) with regard to matters related to his employment with the Company unless (i) the Company is represented by the attorney, (ii) Executive is represented by the attorney for the purpose of protecting his/her personal interests or (iii) the Company has been advised of and has approved such contact.  Executive agrees to provide reasonable assistance and completely truthful testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony.  The Company agrees to reimburse Executive for all reasonable out of pocket expenses incurred at the request of the Company associated with such assistance and testimony.

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22.
Executive agrees not to make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (a) the Company, (b) its Executives, officers, directors or trustees or (c) the services and/or products provided by the Company and its subsidiaries or affiliate entities.  Similarly, in response to any written inquiry from any prospective employer or in connection with a written inquiry in connection with any future business relationship involving Executive, the Company agrees not to provide any information, and the senior officers shall not make any written or oral statement, that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of Executive.  The Parties acknowledge, however, that nothing contained herein shall be construed to prevent or prohibit the Company or the Executive from providing truthful information in response to any court order, discovery request, subpoena or other lawful request, rebutting statements by others or making normal competitive-type statements.

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23.
EXECUTIVE SPECIFICALLY AGREES AND UNDERSTANDS THAT THE EXISTENCE AND TERMS OF THIS AGREEMENT ARE STRICTLY CONFIDENTIAL AND THAT SUCH CONFIDENTIALITY IS A MATERIAL TERM OF THIS AGREEMENT.  Accordingly, except as required by law or unless authorized to do so by the Company in writing, Executive agrees that he/she shall not communicate, display or otherwise reveal any of the contents of this Agreement to anyone other than his/her spouse, legal counsel or financial advisor provided, however, that they are first advised of the confidential nature of this Agreement and Executive obtains their agreement to be bound by the same.  The Company agrees that Executive may respond to legitimate inquiries regarding the termination of his/her employment by stating that the Parties have terminated their relationship on an amicable basis and that the Parties have entered into a Confidential Separation and Release Agreement that prohibits him/her from further discussing the specifics of his/her separation.  Nothing contained herein shall be construed to prevent Executive from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in his/her Employment Agreement.  Further, nothing contained herein shall be construed to limit or otherwise restrict the Company’s ability to disclose the terms and conditions of this Agreement as may be required by business necessity.

24.
In the event that Executive breaches or threatens to breach any provision of this Agreement, he/she agrees that the Company shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief.  Executive hereby waives any claim that the Company has an adequate remedy at law.  In addition, and to the extent not prohibited by law, Executive agrees that the Company shall be entitled to discontinue providing any additional Severance Benefits upon such breach. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Company’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.  Moreover, if Executive pursues any claims against the Company subject to the foregoing General Release, Executive agrees to immediately reimburse the Company for the value of all benefits received under this Agreement to the fullest extent permitted by law.

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25.
Similarly, in the event that the Company breaches or threatens to breach any provision of this Agreement, Executive shall be entitled to seek any and all equitable or other available relief provided by law, specifically including immediate and permanent injunctive relief.  In the event Executive is wholly unsuccessful, the Company shall be entitled to an award of its costs and attorneys’ fees.

26.
Both Parties acknowledge that this Agreement is entered into solely for the purpose of terminating Executive’s employment relationship with the Company on an amicable basis and shall not be construed as an admission of liability or wrongdoing by the Company or Executive, both Parties having expressly denied any such liability or wrongdoing.

27.	Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

28.
The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

29.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana without regard to any applicable state’s choice of law provisions.

30.
Executive represents and acknowledges that in signing this Agreement he/she does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s Executives, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

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31.
This Agreement represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in an Executive’s Employment Agreement, any obligations contained in an existing and valid Indemnity Agreement of Change in Control or any obligation contained in any other legally-binding document), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

PLEASE READ CAREFULLY.  THIS SEPARATION AND RELEASE
AGREEMENT INCLUDES A COMPLETE RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS.

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IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

[EXECUTIVE]	COMPANY NAME

Signed:	By:

Printed:	Title:

Dated:	Dated:

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Exhibit B
List of Competitors

Stryker Corporation, Integra LifeSciences, Steris Corporation, CONMED Corporation, Gettinge AB, CareFusion Corp., Hospira, Inc., ResMed, Phillips Healthcare, Smith & Nephew plc, Arthrex Inc., including, for the avoidance of doubt and in each case, parents, subsidiaries and affiliates